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                                                                   Exhibit 10.6



                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT dated as of January 1, 1993 between TELE-COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and LARRY E. ROMRELL, now residing at 5823 South Kearney Street, Englewood, Colorado 80111 ("Executive").

        Executive and the Company were parties to an employment agreement dated as of December 31, 1987 (the "Prior Agreement"). This Agreement is intended to set forth the terms and conditions of the employment by the Company of Executive from and after January 1, 1993 and is intended to supersede the Prior Agreement.

        In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

   1.   Term and Termination.

        (a) Term. The term of Executive's employment under this Agreement (the "Employment Term") shall commence on the date hereof and end on December 31, 1999 (the "Term"). During the Employment Term, the Company agrees to employ Executive and Executive agrees to serve the Company upon and subject to the terms and conditions set forth in this Agreement. The Company acknowledges that its obligations under Sections 4 and 7 hereof shall survive any termination of Executive's employment and will survive the Employment Term.

        (b) Termination by the Company. Executive's employment by the Company may be terminated by the Company only as provided in clauses (i), (ii),
   (iii) and (iv) below.

                (i)    Upon the death of Executive.

                (ii) Upon six (6) months' prior written notice from the Company to Executive (the "Notice Period"), in the event of an illness or other disability which has incapacitated Executive from performing his duties hereunder, as determined in good faith by the Board of Directors of the Company, for an aggregate of one hundred eighty (180) consecutive days during the twelve calendar months preceding the month in which such notice is given; provided, however, that in the event that prior to the end of the Notice Period, Executive recovers from such illness or other disability to an extent permitting him to perform his duties hereunder, the notice of termination pursuant to this clause
        (ii) shall be of no further force and effect.

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                (iii) Effective as of December 31 of any year, upon giving written notice of such termination to Executive six (6) months prior to the effective date thereof and by paying to Executive in a lump sum in cash upon such termination all remaining compensation (other than compensation the payment of which was deferred by Executive prior to such termination) that would have been payable under Section 4 hereof if this Agreement remained in full force and effect for the balance of the Employment Term.

                (iv) At any time for "cause", which for purposes of this Agreement shall be deemed to have occurred only on the happening of any of the following:

                        (A) the plea of guilty to, or conviction for, the
                 commission of a felony offense by Executive: provided, however, that after indictment, the Company may suspend Executive from the rendition of services but without limiting or modifying in any other way the Company's obligations under this Agreement:

                        (B) a material breach by Executive of a material
                 fiduciary duty owed to the Company;

                        (C) a material breach by Executive of the covenants
                 made by him in Sections 8 and 9 hereof; or

                        (D) the willful and gross neglect by Executive of the
                 material duties specifically and expressly required by this Agreement;

        provided, however, that any claim that "cause", within the meaning of clause (B), (C) or (D) above, exists for the termination of Executive's employment may be asserted on behalf of the Company only by a duly adopted resolution of the Board of Directors of the Company and only after 30 days prior written notice to Executive during which period he may cure the breach or neglect that is the basis of any such claim, if curable: provided, further, that no state of facts that, with or without notice to Executive or the passage of time or both, would give rise to the right of the Company to terminate Executive's employment pursuant to clause (ii) of this Section I(b) may, directly or indirectly, in whole or in part, be the basis for a claim that "cause", within the meaning of clause (D) above, exists for the termination of Executive's employment; provided, further, that during the period of twelve (12) months following a change in control of the Company (as defined below), "cause" shall be deemed to have occurred only upon the happening of an event referred to in clause (A) above; and provided, further, that the term "material" as used in clauses (B),
        (C) and (D) above and in Section 12 hereof shall be construed by reference to the effect of the relevant action or omission on the Company taken as a whole. For purposes of the foregoing, a change in control of the Company will be considered to have

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        occurred if the group in control of the Company shall no longer include at least one of the following: (x) Bob Magness, members of his family or representatives thereof, (y) John C. Malone, members of his family or representatives thereof, or (z) representatives of Kearns-Tribune Corporation (but only if the present shareholders remain in control of Such corporation). The term "family" as used herein means the named person's estate, spouse and lineal descendants and any trust or other investment vehicle for the primary benefit of such named person or members of his family and the term "representatives" includes executors and trustees.

        (c) Effect of Termination by the Company. If Executive's employment by the Company is terminated by the Company pursuant to Section 1(b) hereof, all compensation under Section 4 of this Agreement (other than compensation the payment of which was deferred by Executive prior to such termination) that has accrued in favor of Executive as of the date of such termination, to the extent unpaid or delivered, shall be paid or delivered in cash to Executive on the date of termination. Upon such termination of Executive's employment and payment of such amount (and, if applicable, the full amount payable pursuant to clause (iii) of Section 1(b)), the Company's obligations under this Agreement shall terminate, except as provided in the last three sentences of this Section 1(c) (if and to the extent applicable), Section 5 (as it relates to expenses incurred prior to such termination) and Section 7 of this Agreement. Executive acknowledges that his obligations under Sections 8, 9, 10 and 11 hereof will survive any such termination. If Executive dies while employed by the Company or during the period that he is receiving payments pursuant to the immediately succeeding sentence and, in either case, prior to December 31, 1999, the Company shall, as promptly as practicable following Executive's death, pay to Executive's designated beneficiary or beneficiaries in a lump sum in cash an amount equal to the lesser of (i) the compensation that would have been payable to Executive under Section 4(a) of this Agreement had his employment by the Company continued until December 31, 1999 and (ii) one year's compensation under Section 4(a) of this Agreement, in each case calculated at the annual rate in effect at the time of Executive's death and without regard to the deferral provisions of said Section 4. If Executive's employment is terminated pursuant to
     Section 1(b)(ii) of this Agreement, the Company shall continue to pay to Executive his annual salary. (at the rate in effect at the time of termination of his employment) as and when the same would otherwise be due in accordance with Section 4 of this Agreement thereof until the first to occur of December 31, 1999 and the date of Executive's death. The phrase "designated beneficiary or beneficiaries" shall mean the person or persons named from time to time by Executive in a signed instrument filed with the Company; provided. however, that if a designation made in any such instrument shall for any reason be ineffective, or if no such designation has been made, the phrase "designated beneficiary or beneficiaries" shall mean the Executive's estate.

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        2.    Services to be Rendered by Executive. Executive agrees to serve the Company as a senior technical officer of the Company providing such services as described by the CEO or Chief Operating Officer of the Company; provided, however, that Executive's position shall correspond in rank, responsibility, authority and access to information as Executive's position with the Company during the three-year period immediately preceding January 1, 1993. In such capacity, Executive shall discharge such senior executive responsibilities as are designated by the Company's Chief Operating Officer or Chief Executive Officer. Executive shall report directly to and only to the Company's Chairman of the Board, its Chief Executive Officer and its Chief Operating Officer and, if requested by the Company's Board of Directors, to the Board of Directors and/or Executive Committee of the Board of Directors. If Executive is elected a director of the Company or a director or an officer of any of the Company's subsidiaries or affiliates, Executive will serve in any such capacities without further compensation except as may be decided by the Company at the Company's sole election. Executive shall discharge his responsibilities, and shall in all other respects serve the Company, faithfully and to the best of his ability. The Company agrees that Executive shall, during the Employment Term, be based at the Company's principal executive office, which shall be located in the Denver area, with the understanding that Executive will travel as reasonably required in the performance of his duties hereunder.

        3. Time to be Devoted by Executive. Executive agrees to devote substantially all of his business time, attention, efforts and abilities to the business of the Company. Executive confirms that he has no business interests of any kind which will require a substantial portion of his business time other than his employment by the Company, but nothing herein contained is intended nor shall be construed as preventing Executive from spending an insubstantial amount of time as a director of, or otherwise in connection with investments he may have in, or other entities or business organizations.

        4.      Compensation Payable to Executive.

                (a) During the Employment Term, the Company shall pay to Executive a salary, at the rate of $350,000 per annum, such rate to be increased annually by the amount of $25,000 per annum in each succeeding year of the Employment Term, commencing January 1, 1994. The Board of Directors shall review Executive's compensation annually to determine, in its sole discretion, whether any additional increase in the Executive's salary is appropriate.

                (b) Executive's annual compensation shall be paid to Executive in accordance with the Company's regular policy but not less frequently than once a month.

        5. Expenses. The Company shall reimburse Executive for the reasonable amount of dining, hotel, traveling, entertainment and other expenses necessarily incurred by Executive in the discharge of his duties hereunder.

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        6.    Executive Benefit Plans. While he is employed by the Company pursuant to this Agreement, Executive shall be entitled to participate in and to be accorded all rights and benefits under all formal incentive compensation plans, stock incentive plans, employee stock purchase plans, retirement plans, disability insurance, life insurance, health and major medical insurance policy or policies, and other plans or benefits (including, without limitation, any insurance covering Officers or Directors against errors or omissions) now in existence or that may hereafter be adopted by the Company for the benefit of its executive officers or key employees generally or for the benefit of its employees generally, provided that Executive is eligible by the terms thereof to participate therein. Executive shall be entitled to 4 weeks of paid vacation per year, or, if greater, the maximum amount of paid vacation per year to which any other employee of the Company of comparable rank and responsibility is entitled.

        7. Indemnification. The Company will indemnify, and hold harmless Executive, to the fullest extent permitted by applicable law, in respect of any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is a party, or threat thereof, by reason of his being or having been an officer, director, employee or agent of the Company or any subsidiary, of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company will pay the expenses (including reasonable counsel fees) of defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by Executive to repay all amounts advanced if it should ultimately be determined that Executive is not entitled to be indemnified under this Section.

        8. Noncompetition. Executive agrees that while in the employ of the Company and for the Applicable Period (as defined below) following the termination of his employment, he will not, directly or indirectly, as principal or agent, or in any other capacity, own, manage, operate, participate in or be employed by or otherwise be interested in, or connected in any manner with, any person, firm, corporation or other enterprise which directly competes in a material respect with the business of the Company or any of its majority-owned subsidiaries as it is conducted while Executive is employed by the Company. Nothing herein contained shall be construed as denying Executive the right to own securities of any such corporation which is listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the amount of such securities outstanding. For purposes hereof, the term "Applicable Period" means the applicable of the following:

                (a) the period beginning on the effective date of the termination of Executive's employment with the Company (the "Effective Date") and ending on the second anniversary of the Effective Date; or

                (b) if Executive terminates his employment with the Company prior to the expiration of the Term in breach of his obligations hereunder or if the Company

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        terminates Executive's employment for cause pursuant to Section
        l(b)(iv) hereof prior to the expiration of the Term, then the longer of the period referred to in clause (a) above and the period beginning on the Effective Date and ending on and including December 31, 1999,

        9,    Confidentiality,  Executive agrees that while in the employ of the Company (otherwise than in the performance of his duties hereunder) and thereafter, not to, directly or indirectly, make use of, or divulge to any person, firm, corporation, entity or business organization and he shall use his best efforts to prevent the publication or disclosure of, any confidential or proprietary information concerning the business, accounts or finances of, or any of the methods of doing business used by the Company or of the dealings, transactions or affairs of the Company or any of its customers which have or which may have come to his knowledge during his employment with the Company, but this Section 9 shall not prevent Executive from responding to any subpoena, court order or threat of other legal duress, provided Executive notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief, The following use of or disclosure of information shall not be considered a breach of Executive's obligations under this Section 9:

                (a) response to any subpoena, court order or threat or other legal duress, provided Executive notifies the Company thereof with reasonable promptness so that the Company may seek a protective order or other appropriate relief; or

                (b) use of or disclosure of such information to a person, firm, corporation, entity or business organization who or which is an employee, officer, director, agent, subsidiary or affiliate of the Company; or

                (c) use of or disclosure of such information which Executive reasonably believes is in the best interest of the Company,

        10,   Delivery of Materials,  Executive agrees that upon the
termination of his employment he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs, which may then be in his possession or under his control,

        11,   Noninterference, Executive agrees that he will not, while in the employ of the Company and for the Applicable Period following the termination of his employment, solicit the employment of any employee of the Company on behalf of any other person, firm, corporation, entity or business organization, or otherwise materially interfere with the employment relationship between any employee or officer of the Company and the Company,

        12,   Remedies of the Company,  Executive agrees that, in the event of a material breach by Executive of this Agreement, in addition to any other rights that the Company may have pursuant to this Agreement, the Company shall be entitled, if it so elects, to institute and

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prosecute proceedings AT LAW or in equity to obtain damages with respect to such breach or to enforce the specific performance of this Agreement by Executive or to enjoin Executive from engaging in any activity in violation hereof. Executive agrees that because Executive's services to the Company are of such a unique and extraordinary character, a suit at law may be an inadequate remedy with respect to a breach by Executive of Sections 8, 9, 10 and 11 hereof, and that upon any such breach or threatened breach by him of such Sections the Company shall be entitled, in addition to any other lawful remedies that may be available to it, to injunctive relief.


        13. Notices. All notices to be given hereunder shall be deemed duly given when delivered personally in writing or mailed, certified mail, return receipt requested, postage prepaid and addressed as follows:

                (a)    If to be given to the Company:

                       Tele-Communications, Inc.
                       5619 DTC Parkway
                       Englewood, Colorado 80111
                       Attention: Dr. John C. Malone

                       with a copy similarly addressed
                       and marked to the attention of
                       the Legal Department

                (b)    If to be given to Executive:

                       Mr. Larry E. Romrell
                       5823 South Kearney Street
                       Englewood, Colorado 80111

or to such other address as a party may request by notice given in accordance with this Section 13.

        14. Assignment. The fights and obligations of Company under this Agreement may, without the consent of Executive, be assigned by Company, in its sole discretion, to any other corporation, partnership or venture provided that Executive continues to have executive level responsibilities as a senior technical officer and is not required to relocate to another city.


        15. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes as of the date hereof any and all prior agreements and understandings with respect to Executive's employment by the Company, whether oral or written, between the parties hereto, including, without limitation, the Prior Agreement. This Agreement may not be changed nor may any provision hereof be waived except by an instrument in writing duly signed by the party to be

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charged. This Agreement shall be interpreted, governed and controlled by the law of the State of Colorado, without reference to principles of conflict of laws.

        IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                      TELE-COMMUNICATIONS, INC.

                                      By: /s/ JOHN C. MALONE
                                          John C. Malone, President



                                          /s/ LARRY E. ROMRELL
                                          Larry E. Romrell


ATTEST:



/s/ STEPHEN M. BRETT
Stephen M. Brett


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